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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 2)*



                             iBIZ Technology Corp.
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                                (Name of Issuer)



                         COMMON STOCK, $.001 PAR VALUE
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                         (Title of Class of Securities)



                                    45103B205
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                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

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                                Page 1 of 4 Pages


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     CUSIP No. 45103B205               13G/A                Page 2 of 4 Pages
-----------------------------                    ------------------------------
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 1.    NAMES OF REPORTING PERSON
                S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Esquire Trade & Finance Inc.
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 2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:
                                                                 (a)   |_|
                                                                 (b)   |_|
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 3.    SEC USE ONLY
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 4.    CITIZENSHIP OR PLACE OF ORGANIZATION

       British Virgin Islands
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                          5.   SOLE VOTING POWER
         NUMBER OF             46,550,027 shares of Common Stock
          SHARES       --------------------------------------------------------
       BENEFICIALLY       6.   SHARED VOTING POWER
         OWNED BY              None
           EACH        --------------------------------------------------------
         REPORTING        7.   SOLE DISPOSITIVE POWER
        PERSON WITH            46,550,027 shares of Common Stock
                       --------------------------------------------------------
                          8.   SHARED DISPOSITIVE POWER
                               None
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  9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
         PERSON
                         46,550,027 shares of Common Stock
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  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES                                                   |X|

         The aggregate amount in Row 9 represents the maximum amount of shares that Esquire Trade can beneficially control under a contractually stipulated 9.9% ownership restriction. The full conversion of
         Esquire Trade's 8% Convertible Note would exceed this restriction.
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  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                      8.8%
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  12.    TYPE OF REPORTING PERSON
                      CO
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CUSIP NO. 45103B205                                            PAGE 3 OF 4 PAGES
                                                                   ---  ---

ITEM 1 (a) NAME OF ISSUER: iBIZ Technology Corp.

ITEM 1 (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              2238 West Lone Cactus, Phoenix, AZ 85027

ITEM 2 (a) NAME OF PERSON FILING: Esquire Trade & Finance Inc.

ITEM 2 (b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           Trident Chambers, Road Town, Tortola, B.V.I.

ITEM 2 (c) CITIZENSHIP: British Virgin Islands

ITEM 2 (d) TITLE OF CLASS OF SECURITIES: Common Stock, $.001 par value

ITEM 2 (e) CUSIP NUMBER:  45103B205

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR
       13D-2(B):  Not applicable

ITEM 4 OWNERSHIP

         (a) AMOUNT BENEFICIALLY OWNED: 46,550,027 Shares of Common Stock

         (b) PERCENT OF CLASS: 8.8%

         (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

             (i)   SOLE POWER TO VOTE OR DIRECT THE VOTE

                                46,550,027 Shares

             (ii)  SHARED POWER TO VOTE OR DIRECT THE VOTE

                                    0 Shares

             (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                46,550,027 Shares

             (iv) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF

                                    0 Shares

CUSIP NO. 45103B205                                           PAGE 4 OF 4 PAGES
                                                                  ---  ---


ITEM 5 OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                                 Not applicable

ITEM 6 OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                 Not applicable

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                 Not applicable

ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

                                 Not applicable

ITEM 9   NOTICE OF DISSOLUTION OF GROUP

                                 Not applicable



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            February 1, 2004
                                ----------------------------------------
                                                 (Date)

                                           /s/ Francois Morax
                                ----------------------------------------
                                               (Signature)

                                         Francois Morax, Director
                                ----------------------------------------
                                              (Name/Title)